羿昇金融 AFS

Auto Networks International Corporation, USA

Manager Service Agreement

Go Public, OTCBB Listing and Raising Capital – Stage 1

Access Finance and Securities (NZ) Limited, New Zealand
6/16/2009

MANAGER SERVICE AGREEMENT

No.: AFS/CM/USOTC/MSA200901

THIS SERVICE AGREEMENT is made and entered on this 16th day of June, 2009 BETWEEN **ACCESS FINANCE AND SECURITIES (NZ) LIMITED**, a financial institution duly incorporated under the laws of the New Zealand and having its registered office at no. 412, Lake Road, Takapuna, Auckland 0622, New Zealand (hereinafter referred to as "the Manager" or "AFS") of one part AND **AUTO NETWORKS INTERNATIONAL CORPORATION**, a public company limited by shares duly incorporated under the laws of the United States of America and having its registered office at no. 81, Fu Hsing Road, Section 1, South District, Taichung City 402, Taiwan, Republic of China (hereinafter referred to as "the Issuer" or "ANIC") of the other part.

RECITALS

WHEREAS, the Manager is a financial institution providing offshore merchant banking services for companies intending to go public in the United States of America (hereinafter referred to as "the US") and services related to merger and acquisition, capital markets and placement of securities including shares or stock (hereinafter referred to as "the Services");

WHEREAS, the Issuer is desirous and wishes to utilise the Services of AFS as its Advisor under the terms of this Agreement for going public with a view to obtain listing with the Over-the-Counter Bulletin Board (hereinafter referred to as "the OTCBB") in the US (hereinafter referred to as "the Issue') and AFS wishes to become the Issuer's Advisor and Manager for the Issue.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1. APPOINTMENT OF ADVISOR

   Upon execution of this Agreement by both parties, the Issuer hereby appoints AFS as its Advisor and Manager for the Issue.

2. SCOPE OF SERVICE

   The scope of service AFS would provide under this Agreement which also referred to as Stage 1 Assignment includes:

2.1. On behalf of the Issuer, source, negotiates and appoints professionals, consultants and institutions like management consultants, certified public accountants, investment banks, securities dealers, market makers, securities lawyers and securities transfer agents, etc., to be the Team for the Issue (hereinafter referred to as "the Team');

2.2. To liaison and attend meeting with the Team and monitor the work flow of the Issue up to the stage where the US Securities and Exchange Commission (hereinafter referred to as "the SEC") declares the registration of shares or Form S-1 of ANIC is effective and is freely tradable thereof;

2.3. To structure the Issue and determines the strategy for the Issue;

2.4. To advise the Issuer on matters related to the Issue; and

2.5. To act as the bridge between the Issuer and the Team and hence, to coordinate the supply of information and disclosure information and materials from the Issuer to the Team.

3. REMUNERATION FOR THE MANAGER

3.1. In consideration of the services rendered or provided by AFS described in Clause 2 above, the Issuer agrees to pay the Manager a sum of United States Dollar Three Hundred and Seventy Two Thousand only (US$372,000.00) as the Manager's remuneration (hereinafter referred to as "the Remuneration').

3.2. The Issuers further agrees that the Remuneration of US$372,000.00 will be paid by the Issuer to AFS in the following agreed manner:

3.2.1. Cash US$50,000.00 already paid to Mr Lin Yi Lung on 2nd June, 2009; and

3.2.2. Balance US$322,000.00 in kind by way of issuance of shares of ANIC to AFS.

3.3. In furtherance of Clause 3.2.2 above, the shares to be issued by ANIC shall be the ordinary or common shares of ANIC at par value without restrictions or conditions attached thereof and the number of shares to be issued shall be equal to the value of US$322,000.00. AFS shall within seven (7) days from the date of signing of this Agreement present a list of names or beneficiaries to the Issuer for the issuance of shares and forthwith ANIC shall within seven (7) days thereof allot and issue such shares to the various beneficiaries in accordance to the said list. Shares certificates should be sent directly to the beneficiaries.

3.4. The Remuneration mentioned in this Clause is exclusive of GST tax and if required by law, will be notified by the Manager to the Issuer in which case the Issuer shall pay such taxes within seven (7) days from date of notification to a bank account as instructed by the Manager.

3.5. The Issuer agrees that the Remuneration mentioned herein is, once paid is non-refundable for whatever reason it may be.

4. PAYMENTS TO THE TEAM MEMBERS

It is agreed by both parties that payments to the Team members for their services rendered up to the stage where the SEC declares the registration of shares or Form S-1 of ANIC is effective and freely tradable thereof (referring to Clause 2.2 above) shall be the responsibility of the Manager PROVIDED ALWAYS that the Issuer shall be responsible for all payments related to:

4.1. Printing of Business Plan (Prospectus) and distribution expenses;

4.2. Printing of shares certificate and account set-up charges of the appointed Securities Transfer Agent of ANIC;

4.3. All travelling expenses, food and lodging expenses for two (2) personnel of AFS for meetings with the Issuer and the Team members which include site inspection and interview for the preparation of the Business Plan (Prospectus); and

4.4. Audit fees after the compulsory auditing of ANIC before filing Form S-1 with the Sec.

4.4. all expenses related to the organisation and start-up of ANIC which includes management and administrative start-ups, increase in authorised share capital, board of directors and shareholders meetings, contracts, printing and stationery, communication costs, secretarial costs and professional fees, etc., are beyond or outside of Stage 1 Assignment or Scope of Service as per Clause 2.2 above,

5. THE ISSUER'S RESPONSIBILITIES

The Issuer covenants and undertakes that at all times during the continuance in force of this Agreement, supply, furnish and provide the following information and/or documents in English whether such information and/or documents officially demanded or verbally requested by the Manager or any member of the Team:

5.1. The Issuer's board of directors' minutes and resolutions and the Issuer's shareholders' annual general meetings or extra ordinary general meetings' minutes and resolutions and in particular the board of directors' resolutions approving the Issue and the appointment of AFS as its Advisor and Manager for the Issue;

5.2. The Issuer's investments in financial products and/or companies;

5.3. The Issuer's corporate and management information, financial statements (audited and unaudited), bank borrowings and advances, local raw materials supplies and imports, contracts, manufacturing data and product standard cost sheet, local and export sales and forward sales contracts, product specification and standards, awards, product research and development results and statements, technology cooperation agreements, forecast, statistics, and records, etc. Similar information mentioned herein of Yuan Feng Industrial Co Ltd, Taiwan are required;

5.4. Corporate, management, financial, technical and production information and statistics of the Issuer's associated company, SuZhou Yuan Chen Aluminium Company are required;

5.5. The Issuer further undertakes to supply, furnish and/or provide any other information and/or documents not mentioned herein whether officially or unofficially demanded or requested by the Manager and/or any member of the Team with the view to complete the Issue or the Scope of Service described pursuant to Clause 2 above. This includes forecasts and expansion plans;

5.6. The Issuer permits and authorises the Manager and any member of the Team to contact, speak and correspond with any member or employee of the Issuer and SuZhou Yuan Chen Aluminium Company which include its internal and external auditors, internal and external lawyers and company secretary with the view to complete the Issue or the Scope of Service described pursuant to Clause 2 above. Taking picture or photographs included;

5.7. The Issuer to consent or approve the structure of the Issue as proposed by the Manager and any decision that needs to be made with the view to complete the Issue or the Scope of Service described pursuant to Clause 2 above (hereinafter referred to as the "Decisions") within two (2) working days as from the time the Decisions is required;

5.8. The Issuer shall cause to take all actions in the provision of information and/or documents, payments and the Decisions as soon as practical after demand or request made by the Manager and/or any member of the Team; and

5.9. The Issuer shall at its own expense cause to arrange for the Manager to visit its office and factory premises including SuZhou Yuan Chen Aluminium Company. Employees herein mentioned shall mean chairman, directors, managing directors, chief executive officers, chief financial officers, general managers, factory managers, departmental managers and supervisors and deputies and general workers alike, etc.

6. INDEMNITY

The Issuer hereby agrees to indemnify and hold the Manager harmless from any and all legal suits and actions (whether civil or criminal), proceedings at law or in equity, liabilities, claims (groundless or otherwise), costs, losses, damages, payments, deficiencies, judgments, settlements, penalties, fines, costs, and legal and other expenses, including legal or attorney's fees, arising from or related to the performance of the Manager's duties or the services of the Manager under this Agreement, specifically including any dispute, litigation, arbitration, or regulatory investigation or action in which the Manager is named as a respondent, defendant, third party respondent or third party defendant, or any proceedings or matter where the Manager is required to respond to a subpoena, summons, or any other order or court order or inquiry, whether through testimony, in writing, or by the production of documents or information, unless there has been a final and non-appealable adjudication by a court of competent jurisdiction that such claim, loss, damage, or cost was directly caused by the wilful misconduct or gross negligence of the Manager, without any contributory negligence by the Issuer.

All payments by the Issuer to the Manager pursuant to this indemnification clause shall be made as soon as practical after written demand by the Manager therefore is presented to the Issuer in any event not later than fourteen (14) days after such demand whether demand is written and dispatch by post, courier, electronic mail or by facsimile transmission by the Manager to the Issuer. The Issuer's obligation to make such payments shall not be affected by the pendency of any proceeding regarding the amount or validity of the Manager's demand for indemnification, or by any proceeding alleging wilful misconduct or gross negligence by the Manager, unless and until there has been a final and non-appealed adjudication that the Manager is guilty of wilful misconduct or gross negligence.

7. ASSIGNMENT

7.1. The Issuer hereby agrees that the Letter of Approval – Raising Capital dated 21st May, 2009 issued and signed by Mr Huang Chi Shing who is also the director of ANIC the rights accrued therein by Mr Lin Yi Lung who is also the director of AFS be assigned to the Manager and Mr Lin Yi Lung is hereby discharged. A copy of the said Letter of Approval is annex hereto marked as Exhibit I and forms part and parcel of this Agreement; and

7.2. Apart from Clause 7.1 above, this Agreement may not be assigned by either party without the express written consent of the other party.

8. TERMINATION OF THIS AGREEMENT

This Agreement will be terminated if any one of the following events arose:

8.1. If there is an outbreak of war in the US and/or in the country where the Manager or the Issuer resides. Here, it includes the Issuer's Associated Companies or Subsidiary Companies; OR

8.2. If there is a government intervention by the government of the country where the Manager or the Issuer resides or operates its business. Here, it includes the Issuer's Associated Companies or Subsidiary Companies; OR

8.3. If there is an intervention by the government or authority of the US; OR

8.4. If there is a withdrawal by any member of the Team and no remedy is made to ratify the situation where a replacement is made within sixty (60) days from the date of notice of termination of the withdrawing Team member; OR

8.5. If the Issuer enters into any creditors' meetings or insolvency or bankruptcy proceedings. Here, it includes the Issuer's Associated Companies or Subsidiary Companies; OR

8.6. If the Issuer gives notice to the Manager its intention to terminate this Agreement with supporting board of directors' resolutions approving the termination in any event such notice should be served upon the Manager in writing and thirty (30) days in advance either by post, courier or by facsimile transmission or electronic mail PROVIDED ALWAYS that the original copy of the said notice must reached the Manager; OR

8.7. If the Issuer or the Manager commits a breach of this Agreement; OR

8.8. If the Manager enters into any creditors' meetings or insolvency or bankruptcy proceedings; OR

8.9. If the Manager gives a written advance thirty (30) days notice to the Issuer its intention to terminate this Agreement by way post, courier or by facsimile transmission or electronic mail PROVIDED ALWAYS that the original copy of the said notice must reached the Issuer; OR

8.10. If the Scope of Service described pursuant to Clause 2.2 (Stage 1 Assignment) above has been completed.

9. TERMINATION RULES

Both parties agree that where termination arose, both parties shall observe the following rules:

9.1. The Issuer shall cause to pay and settle any outstanding or unpaid invoices of the Manager. The Issuer shall make such payments to the Manager within fourteen (14) days from the date of the termination notice and to remit such amount to the Manager in the manner requested by the Manager.

9.2. The Manager upon receipt of such payments and amount from the Issuer as described in Clause 9.1. above, the Manager shall cause to return all documents belonging to the Issuer by post or courier or to be collected by the Issuer personally. Correspondence, records, reports, statements, memorandums and minutes etc., that touches the Issue written by the Manager and those work-in-progress will not be given to the Issuer. It is the property of the Manager.

9.3. After termination, both parties shall observe the rule of confidentiality and shall not photocopy, print, distribute and/or disclose (whether verbal or express) any materials of the Issue that have used or resulted from the service of this Agreement.

10. MODIFICATION

No change, modification, addition or amendment to this Agreement shall be valid unless in writing and signed by both parties hereto.

11. ISSUE KNOWLEDGE AND RISK FACTOR

Both parties agree that this Agreement is negotiated at arm's length between persons sophisticated and knowledgeable in these types of matters relating to the Issue. Therefore:

11.1. Each party shall engage its own legal counsel and consult such legal counsel before signing of this Agreement;

11.2. Each party also has the opportunity to seek advice from other professionals like accountants, bankers and securities dealers alike with the view to obtain knowledge and understanding of the Issue before signing of this Agreement; and

11.3. In furtherance of Clauses 11.1 and 11.2 above, both parties agree and accept that each party is responsible for its own risk since entering into this Agreement carries an element of risk especially there is no promises or guaranty (whether verbally or express) made by the Manager to the Issuer that the Issue or the SEC will approve or declare the Issuer's application for registration of shares or Form S-1 (the prospectus) for raising capital or the US Financial Industry Regulatory Authority (FINRA) will approve the Issuer's application for listing with the OTCBB or OTCBB will approve the listing will be one hundred per cent (100%) successful, and therefore, interpretation of this Agreement by AFS is hereby waived.

12. VENUE AND GOVERNING LAW

The venue for all legal proceedings in connection with this Agreement shall be Auckland, New Zealand and in all aspects of this Agreement shall be governed by the laws of the New Zealand.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date listed above.

SIGNED BY THE MANAGER ACCESS FINANCE AND SECURITIES (NZ) LIMITED by its authorised director in the presence of: ------------------------------ Name: CHEN FU-CHENG	------------------------------ LIN YI LUNG Managing Director
SIGNED BY THE ISSUER AUTO NETWORKS INTERNATIONAL CORPORATION by its authorised director in the presence of: ------------------------------ Name: HO YEN SUNG	------------------------------ HUANG CHI SHING Director

AFS/MANAGER SERVICE AGREEMENT/200901/16062009

Exhibit 1

21st May, 2009

Mr. Lin Yi Lung
No. 166-1, Hua Mei West Street, Section 1
West District, Taichung City 403
TAIWAN

Dear Mr. Lin,

RE: LETTER OF APPROVAL – RAISING CAPITAL

On behalf of Yuan Feng Industrial Co Ltd's Board of Directors, I have been directed to inform you that the Board has passed and approved the Board Resolutions to increase the company's capital and you have been approved and authorised to proceed with the raising capital exercise, as follows:

1. OBJECTIVE AND RAISING CAPITAL METHOD
The objective of this exercise is to bring foreign investment into Yuan Feng Industrial Co Ltd. The method should be a Merger method by incorporating a standard US public company and go public for raising capital on the US Over-the-Counter markets and then merge with Yuan Feng Industrial Co Ltd.

2. PROPOSED US PUBLIC COMPANY'S NAME
The proposed name for the US public company shall be Auto Networks International Corporation ("ANIC").

3. PROPOSED FIRST SHAREHOLDER AND DIRECTOR
The proposed first shareholder and director for ANIC shall be Mr. Huang Chi Shing.

4. STAGE 1 – ASSIGNMENT
To appoint the following institutions as a Team for ANIC to go public and raising capital:

   4.1. A financial institution as the Advisor and Manager for the raising capital exercise ("Issue");

   4.2. A management consulting firm for preparation of a Business Plan (Prospectus);

   4.3. A US securities law firm for the incorporation of ANIC; submit filling with the US Securities and Exchange Commission for the registration of shares of ANIC and application for raising capital as a fully Reporting Company; and application for a stock symbol (trading symbol) with the US Financial Industry Regulatory Authority;

   4.4. A US certified public accountants firm to carry out the financial audit of ANIC before filling with the US Securities and Exchange Commission as a fully Reporting Company; and

   4.5. A US shares transfer agent for ANIC. Printing of shares certificates for ANIC and account set up will be paid by ANIC.

5. MEANING OF COMPLETION OF STAGE 1 ASSIGNMENT
Once the US Securities and Exchange Commission approves the registration of shares of ANIC and raising capital shall mean that Stage 1 Assignment is duly completed.

6. CALCULATED RISK, PAYMENTS AND UNDERTAKINGS

6.1. Upon your acceptance of this letter by signing below, Yuan Feng Industrial Co Ltd shall pay you cash US$50,000.00 to do and complete Stage 1 Assignment. This amount shall be our cash investment calculated risk which we acknowledged. You have the absolute right to use this money without our question and control. This money will be telegraphic transfer to your bank account, as follows:

Bank's Name and Address	: DBS Bank Ltd Shenton Way Branch 6 Shenton Way DBS Building Tower Two Basement Singapore 068809
Account Number	: 001 – 1 – 185966
Account Name	: Lin Yi Lung

6.2. We undertake to cooperate, furnish and provide you all the necessary information and documents in English including at our expense to bring you to visit our factories and offices with the view to complete Stage 1 Assignment.

6.3. Once ANIC is incorporated, ANIC shall issue shares as further payments to you and/or to any member of the Team with the view to meet complete payment for Stage 1 Assignment. You shall notify ANIC in whose name the shares should be issued. This is our guaranty and undertakings.

7. POST INCORPORATION OF AUTO NETWORKS ("ANIC")

Once ANIC is incorporated, Yuan Feng Industrial Co Ltd shall undertake and guarantee that ANIC shall:

7.1. pass, approve and sign all Board and Shareholders' Resolutions;

7.2. sign all Appointment Service Agreements with all the members of the Team to go public and for raising capital; and

7.3. to comply any requirements and to do what is necessary to go public and for raising capital.

8. UPON STAGE 1 ASSIGNMENT APPROVAL SOUGHT

Once the US Securities and Exchange Commission approved the registration of shares of ANIC and for the raising capital, Yuan Feng Industrial Co Ltd undertakes and guarantees that ANIC shall proceed with the Stage 2 Assignment – Merger Transaction and Stage 3 Assignment – Raising Capital without delay and to pay otherwise Yuan Feng Industrial Co Ltd will pay all fees and expenses to the members of the Team as per Appointment Service Agreements with the view to complete Stages 2 and 3 thereof.

9. CAPITAL OF AUTO NETWORKS ("ANIC')

The US$50,000.00 mentioned in item 6 above shall be the capital of ANIC since this money is used for ANIC preliminary expenses, Issue expenses and pre-operating expenses PLUS any amount items 6.3 and 8 above PLUS amount determined pursuant to Stage 3 – Raising Capital thereof.

10. ASSIGNMENT OF RIGHTS

You may assign your rights under this Agreement to the financial institution that play the role as the Advisor and/or Manager for Stage 1 Assignment hereof.

Yours faithfully,
YUAN FENG INDUSTRIAL CO LTD

HUANG CHI SHING
Chairman

Accepted by:

LIN YI LUNG June 2nd, 2009

Acknowledged receipt of remittance advice for US$50,000.00 today.

June 2nd, 2009